Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are presented to illustrate the estimated effects of the acquisition of all of the issued and outstanding membership interests of Quail Run Services, LLC (“Quail Run”), on October 2, 2018 (the “Acquisition”) on the historical financial statements and results of operations of NRC Group Holdings, LLC and Subsidiaries (“NRC Group”) At the effective time of the Acquisition, Quail Run, was acquired by Sprint Energy Services, LLC a wholly-owned subsidiary of NRC Group (“Sprint”). The transaction is being accounted for as a business combination using the acquisition method with NRC Group as the accounting acquirer in accordance with ASC 805, Business Combinations. Under this method of accounting the purchase price will be allocated to Quail Run’s assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the Acquisition.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2018, and the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2018 and the year ended December 31, 2017 (collectively, the “Pro Forma Statements”) have been prepared in compliance with the requirements of Regulation S-X under the Securities Act of 1933, as amended, using accounting policies in accordance with U.S. GAAP. The unaudited pro forma condensed combined financial statements are based on NRC Group’s and Quail Run’s historical consolidated financial statements as adjusted to give effect to the Acquisition.

Accounting policies used in the preparation of the Pro Forma Statements are based on the audited consolidated financial statements of NRC Group for the year ended December 31, 2017 and the unaudited consolidated financial statements of NRC Group as of and for the nine months ended September 30, 2018.

The Acquisition was completed on October 2, 2018. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that NRC Group’s management believes are reasonable. The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. As a result, there may be material adjustments to the Pro Forma Statements. Certain historical Quail Run and NRC Group financial statement caption amounts have been reclassified or combined to conform to NRC Group’s presentation and the disclosure requirements of the combined company.

The Pro Forma Statements should be read in conjunction with the audited consolidated financial statements of NRC Group and Quail Run as of and for the year ended December 31, 2017 and the unaudited consolidated financial statements of NRC Group and Quail Run as of and for the nine-month period ended September 30, 2018 included in the registrant’s filings with the Securities and Exchange Commission (the “SEC”).

The unaudited Pro Forma Statements give effect to the Acquisition as if it had occurred on January 1, 2017, for purposes of the unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2018 and the year ended December 31, 2017. The unaudited Pro Forma Statements give effect to the Acquisition as if it had occurred on September 30, 2018, for purposes of the unaudited pro forma condensed combined balance sheet. The historical condensed combined financial statements has been adjusted to give effect to pro forma adjustments that are factually supportable, directly attributable to the Acquisition, and expected to have a continuing impact on the financial statements.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings or the costs of integration activities that could result from the combination of NRC Group and Quail Run. Actual final amounts recorded upon completion of the Acquisition will differ from the Pro Forma Statements and the differences may be material.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2018
(in thousands)

			Pro Forma		Pro Forma
	NRC Group	Quail Run	Adjustments	Note 3	Combined

ASSETS
Current assets:
Cash and cash equivalents	$14,376	$151	$25,243	(a)	$15,980
			(23,639)	(b)
			(151)	(b)
Accounts receivable, net	101,306	1,577	(170)	(b)	102,713
Inventories	6,818		-		6,818
Prepaid expenses and other current assets	4,735	62	-		4,797
Total current assets	127,235	1,790	1,283		130,308

Property and equipment, net	114,390	1,713	-	(b)	116,103
Goodwill	43,823	-	6,687	(b)	50,510
Intangible assets, net	49,822	-	16,676	(b)	66,498
Other assets	1,157	73	(23)	(b)	1,207
Total assets	$336,427	$3,576	$24,623		$364,626

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$3,080	$90	$(90)	(b)	$3,080
Accounts payable and accrued expenses	49,055	26	2,956	(b)	53,909
			(26)	(b)
			1,898	(c)
Borrowings outstanding under revolving credit agreements	5,700	-	-		5,700
Deferred revenue	4,532	-	-		4,532
Total current liabilities	62,367	116	4,738		67,221

Other long-term liabilities	1,691	-	-		1,691
Deferred tax liability	309	-	-		309
Long-term debt, net of current portion	294,892	95	25,243	(a)	320,135
			(95)	(b)
Total liabilities	359,259	211	29,886		389,356

Stockholders’ equity (deficit):
Members’ capital	-	3,365	(3,365)	(b)	-
Common units	64,150		-		64,150
Additional paid-in capital	14,331		-		14,331
Retained earnings (accumulated deficit)	(95,252)		(1,898)	(c)	(97,150)
Accumulated other comprehensive loss	(6,061)		-		(6,061)
Total stockholders’ equity (deficit)	(22,832)	3,365	(5,263)		(24,730)
Total liabilities and shareholders’ equity (deficit)	$336,427	$3,576	$24,623		$364,626

Unaudited Pro Forma Condensed Combined Statement of Income — Nine Months Ended September 30, 2018
(in thousands, except share and per share amounts)

			Pro Forma		Pro Forma
	NRC Group	Quail Run	Adjustments	Note 3	Combined

Revenues
Net revenues	$252,906	$6,834	-		$259,740

Operating costs and expenses
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	168,524	1,646	-		170,170
General and administrative expenses	39,427	566	-		39,993
Depreciation and amortization	21,673	192	-		21,865
Management fees	1,395	-	-		1,395
Acquisition expense	4,328	-	-		4,328
Other expense, net	2,871	-	-		2,871
Intangibles asset amortization	-	-	1,221	(d)	1,221
Total operating costs and expenses	238,218	2,404	1,221		241,843

Income from operations	14,688	4,430	(1,221)		17,897

Other income (expense)
Interest expense	(13,674)	(10)	(1,542)	(e)	(15,226)
Foreign currency transaction loss	(26)	-	-		(26)
Loss on debt extinguishment	(2,720)	-	-		(2,720)
Other income (expenses)	(4)	(2)	-		(6)
Total other expense	(16,424)	(12)	(1,542)		(17,978)

Income (loss) before provision for income taxes	(1,736)	4,418	(2,763)		(81)
Provision for income taxes	289	-	-		289
Net income (loss)	$(1,447)	$4,418	$(2,763)		$208

Unaudited Pro Forma Condensed Combined Statement of Income — Year Ended December 31, 2017
(in thousands, except share and per share amounts)

			Pro Forma		Pro Forma
	NRC Group	Quail Run	Adjustments	Note 3	Combined

Revenues
Net revenues	$277,631	$5,592	-		$283,223

Operating costs and expenses
Operating expenses, including cost of revenue (exclusive of depreciation and amortization)	190,610	1,817	-		192,427
General and administrative expenses	34,284	569	-		34,853
Depreciation and amortization	26,148	237	-		26,385
Management fees	1,836	-	-		1,836
Acquisition expense	484	-	-		484
Other expense, net	3,629	-	-		3,629
Intangibles asset amortization	-	-	1,628	(d)	1,628
Total operating costs and expenses	256,991	2,623	1,628		261,242

Income from operations	20,640	2,969	(1,628)		21,981

Other income (expense)
Interest income	7	-	-		7
Interest expense	(14,033)	(16)	(2,055)	(e)	(16,104)
Foreign currency transaction loss	(402)	-	-		(402)
Loss on debt extinguishment	(93)	-	-		(93)
Total other expense	(14,521)	(16)	(2,055)		(16,592)

Income (loss) before provision for income taxes	6,119	2,953	(3,683)		5,389
Provision for income taxes	(447)	-	-		(447)
Net income (loss)	$5,672	$2,953	$(3,683)		$4,942

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of Quail Run and NRC Group.

Description of Transaction

Sprint Energy Services, LLC, a wholly-owned subsidiary of NRC Group acquired all of the issued and outstanding membership interests of Quail Run for (a) $25.0 million with possible adjustments for (b) net working capital adjustments, plus (c) cash balances, minus (d) outstanding indebtedness, minus (e) transaction expenses and plus (f) an earnout of up to $15.0 million (payable, at the option of NRC Group, in cash or stock) consisting of up to $5.0 million payable if Quail Run’s EBITDA in 2018 is at least $7.0 million and up to $10.0 million payable if the target’s EBITDA in 2019 is at least $12.0 million.

In connection with the Acquisition, NRC Group entered into an incremental term loan in October 2018 in the amount of $35.0 million ($26.0 million was transferred to Sprint in order to purchase Quail Run).  The incremental term loan will mature in 2024 and accrue interest at a rate of LIBOR plus 5.25%.  The incremental term loan is secured by a first-priority lien on all existing and after-acquired assets of the borrowers, as defined therein, and a pledge of stock of the borrowers, as defined therein, and their subsidiaries.  The incremental term loan is governed under NRC Group’s credit facility and will contain the same covenants, terms and conditions.

Basis of Presentation

NRC Group has concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. NRC Group has only completed a preliminary external valuation analysis of the fair market value of Quail Run’s assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, NRC Group has estimated the allocations to such assets and liabilities. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when NRC Group has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments herein. The final purchase price allocation may include (i) changes in allocations to intangible assets and goodwill based on the results of certain valuations and other studies that have yet to be completed, other changes to assets and liabilities and (ii) changes to the ultimate purchase consideration. For the purposes of the unaudited pro forma condensed combined financial information, the accounting policies of Quail Run and NRC Group are aligned giving effect to certain pro forma adjustments, if any.

Note 2 — Preliminary purchase price allocation

The initial cash consideration was calculated to be approximately $23.6 million ((a)unadjusted purchase price of $25.0 million with adjustments for (b) net working capital adjustments, plus (c) cash balances, minus (d) outstanding indebtedness, and minus (e) transaction expenses).

The earnout payments were valued using a projected EBITDA, estimated weighted average cost of capital, an assumed EBITDA volatility rate, a risk-free rate and other variables. The present value of the projected earn-out payments was determined to total nearly $3.0 million. Together with the $23.6 million brings the total consideration to approximately $26.6 million.

(a) Unadjusted purchase price	$25,000
Adjustments:
(b) Net working capital adjustment	-
(c) Cash balance	151
(d) Outstanding indebtedness	(211)
(e) Transaction expenses	(1,301)
Initial cash consideration	23,639
(f) Earn-out	2,956
Total consideration	$26,595

NRC Group has performed a preliminary valuation analysis of the fair market value of Quail Run’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the date of the Acquisition (in thousands):

Accounts receivable, net	$1,407
Prepaid expenses and other current assets	62
Property and equipment, net	1,713
Goodwill	6,687
Intangible assets, net	16,676
Other assets	50
Total consideration	$26,595

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Quail Run based on their estimated fair values as of the transaction closing date.

Note 3 — Pro Forma adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Represents an incremental term loan in the gross amount of $26.0 million (approximately $25.2 million net of deferred financing costs) that NRC Group entered into in connection with the Acquisition.

(b) Represents the elimination of the historical equity of Quail Run and the initial allocation of excess purchase price to identified intangibles, fair value adjustments and goodwill, as follows (in thousands):

Initial cash consideration	$23,639
Earn-out	2,956
Total consideration	26,595
Members’ capital	(3,365)
Write-down/(write-up) of assets:
Accounts receivable, net	170
Other assets	23
Intangible assets	(16,676)
Cash not acquired versus liabilities not assumed	(60)
Goodwill	$6,687

(c) Reflects an adjustment of approximately $1.9 million for the estimated transaction costs for both NRC Group and Quail Run, such as adviser and legal fees and accounting expenses that were not incurred as of September 30, 2018. $1.3 million of these transaction costs relates to NRC Group and $0.6 million of these transaction costs relates to Quail Run.

(d) Represents the amortization of Customer Contracts/Relationships intangible assets related to the Acquisition of Quail Run over an average 7-year period as if the Acquisition occurred on January 1, 2017. The estimated useful lives were determined based on a review of the time period over which economic benefit is estimated to be generated as well as additional factors. Factors considered include contractual life, the period over which a majority of cash flow is expected to be generated, and/or management’s view based on historical experience with similar assets.

(e) Represents the interest expense (including amortization of deferred financing costs) on the incremental term loan as if the Acquisition occurred on January 1, 2017. Interest expense was calculated at an effective interest rate of approximately 8.1% for the nine months ended September 30, 2018 and the year ended December 31, 2018.